Exhibit 99.1

Filed by: Riverview Financial Corporation

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Riverview Financial Corporation

Registration Statement No. 333-201017

FOR IMMEDIATE RELEASE

CONTACT: Kirk	D. Fox, Chief Executive Officer

717-827-4042

RIVERVIEW FINANCIAL CORPORATION AND CITIZENS NATIONAL BANK

ANNOUNCE RECEIPT OF REGULATORY APPROVALS AND ELECTION DEADLINE

FOR CITIZENS SHAREHOLDERS

HARRISBURG, PA, November 10, 2015 — Riverview Financial Corporation (“Riverview”) (OTCQX: RIVE) and Citizens National Bank of Meyersdale (“Citizens”) announced today that all required regulatory approvals relating to the proposed acquisition of Citizens by Riverview have been received. Completion of the merger is subject to customary closing conditions, and is expected to occur on or about December 21, 2015.

Kirk Fox, CEO of Riverview, commented, “We are excited to close this transaction with Citizens. Our combined organizations create a future platform for success for our shareholders, employees and customers.”

Timothy Walters, President of Citizens, said, “Closing this transaction will provide a great opportunity for our customers, employees and shareholders to participate in the growth opportunities and economies of scale available to a larger organization. We look forward to our future as part of the Riverview franchise.”

Election materials will be mailed to Citizens’ shareholders on or about November 16, 2015. The election materials provide shareholders with the opportunity to elect the type of consideration they would like to receive in connection with the merger. All elections made will be subject to the allocation and proration procedures described in the proxy statement/prospectus, dated February 13, 2015, which was previously mailed to Citizens’ shareholders. The deadline for Citizens’ shareholders to return their election materials and share certificates is December 16, 2015.

Riverview Financial Corporation is the parent company of Riverview Bank, a $452 million asset community bank serving the greater Harrisburg market and five counties in central Pennsylvania.

Additional Information and Where to Find It: Riverview Financial Corporation filed a Registration Statement on Form S-4 with the SEC in connection with the merger, which included a Proxy Statement/Prospectus distributed to shareholders of The Citizens National Bank of Meyersdale. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully. The Registration Statement and the Proxy Statement/Prospectus

contain important information about Riverview, Citizens, the merger, the persons soliciting proxies relating to the merger and their interests in the merger, and other related matters. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the Proxy Statement/Prospectus and these other documents may also be obtained from Riverview by directing a request to Terry Wasko, Chief Financial Officer at twasko@riverviewbankpa.com or by calling 717-827-4043 or from Citizens by directing a request to Tim Walters, President, at twalters@citizensmeyersdale.com, or by calling 814-634-5941.

In addition to the Registration Statement and the Proxy Statement/Prospectus, Riverview files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Riverview’s filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.